Exhibit 99.1

Eastside Distilling, Inc. Announces Letter of Intent to Divest its Redneck Riviera Spirits® Business, gives preliminary guidance for Third Quarter results and key strategic objectives for sustainable growth going forward

PORTLAND, Ore., Oct. 29, 2020 / PRNewswire/ — Eastside Distilling Inc. (NASDAQ: EAST) (the “Company”) announced today it has entered into a non-binding letter of intent to terminate its Amended and Restated License Agreement with Rich Marks LLC and John D Rich Tisa Trust (collectively (“Rich Marks”) and to sell certain assets to Redneck Spirits Group, LLC (“RSG”). The Company anticipates proceeds in excess of $8MM including a non-refundable “Good Faith Deposit” if RSG fails to meet certain closing conditions. The Company expects to reach a Definitive Agreement and close the transaction in the current quarter. The transaction encompasses the Redneck Riviera products including Redneck Riviera Whiskey®, Granny Rich Reserve®, and Howdy Dew! ® finished and dry goods as well as a portion of the Redneck Riviera barrel stock. The Redneck Riviera partnership with John Rich has transformed the Company into a national distributor of craft spirits. The divestiture of Redneck Riviera aligns with the Company’s previously stated intent to focus its resources on its core growth platforms of craft spirits, cocktails, and mobile canning.

The Company appointed Roth Capital Partners, LLC, as exclusive financial advisor, and Harriton & Furrer LLP, as legal advisors, to assist with the transaction. The Company will further discuss the transaction’s impact on its fiscal year 2021 outlook when it releases its second quarter results in November.

Preliminary Third Quarter Financial Results and a Sustainable Growth Plan

The Company expects 3rd quarter consolidated revenues between $4.5-$5 million and anticipates reporting an improvement in EBITDA from Q2 2019 and a sequential improvement over the prior quarter. The Company continues to believe it will make more improvements in EBITDA in Q4.

With the exit of Redneck Riviera, the Company now turns its focus to five key objectives for sustainable growth. These five objectives include (1) achieving cash neutral quarterly operating results, (2) restructuring and extending remaining debt, notes, and the Azuñia earnout beyond 2021, (3) adding liquidity for short term working capital, (4) building spirits brand portfolio plan that grows volume with profit focused on the Azuñia Brand, and further depletion of remaining barrel inventory, and (5) implementing a strategic growth plan for Craft Canning.

To enable the achievement of the growth plan, Eastside will professionalize the enterprise platform with an ERP system that will emulate best practices in packaged goods, build a structure that is collaborative yet proficient, and place the right people in the right places throughout the Company.

“We are evolving the focus of the Company to operate with speed, focus, and discipline, and we will succeed with an aligned mission and vision that focuses the overall company while simultaneously empowering teams and individuals. The overall market for craft spirits and canned beverages is expanding, and Eastside will carve-out a share of the market that will fulfill our business objectives for growth,” said Paul Block, Eastside Chairman and CEO. “Today’s announcement helps position the Company to further grow our core businesses and unlock value for our shareholders,” continued Block.

Q3 2020 Conference Call

November 12th 5:00pm ET (2:00pm PT)

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA. Management believes this non-GAAP measure provides useful information about the Company’s operating results.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation and the newly implemented lease accounting.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Redneck Riviera Whiskey® with companion brands Granny Rich Reserve® and Howdy Dew! ®, Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve any financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, our ability to reduce operating or other expenses, the anticipated demand from the craft beer industry, the effects of COVID-19, including the impact on sales, and the success of initiatives implemented to address the business disruption resulting from COVID-19 and earnings guidance for the third quarter of 2020. The Company assumes no obligation to update the cautionary information in this release.

Investor Relations Contact: Amy Brassard, (503) 542-7420, ir@eastsidedistilling.com

This information is being distributed to you by: Eastside Distilling, Inc.